Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Shares, $0.01 par value per share, of PulteGroup, Inc., a Michigan corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 5, 2018

WILLIAM J. PULTE TRUST DTD 01/26/90, AS AMENDED

By:	/s/ Karen J. Pulte
	Name:	Karen J. Pulte
	Title:	Co-Trustee

By:	/s/ Mark T. Pulte
	Name:	Mark T. Pulte
	Title:	Co-Trustee

/s/ Karen J. Pulte
KAREN J. PULTE

/s/ Mark T. Pulte
MARK T. PULTE